Exhibit 4.5

TERM LOAN B NOTE

$10,083,669.24	April 13, 2026

This Term Loan B Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Loan and Security Agreement dated as of December 12, 2024 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”) by and among UTG Capital INC. (“Lender”), XCEL BRANDS, INC. (“Borrower”), and any other Credit Party executing or becoming a party to the Loan Agreement, the financial institutions party thereto as Lenders, and FEAC Agent, LLC, as administrative agent and collateral agent for Lenders.  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Lender at the offices of Administrative Agent located at 500 Boylston Street, Suite 1200, Boston, Massachusetts 02116 or at such other place as the holder hereof may from time to time designate to Borrower in writing:

(i)the principal sum of Ten Million Eighty Three Thousand Six Hundred Sixty Nine and 24/100 dollars ($10,083,669.24), payable, subject to acceleration upon the occurrence of an Event of Default under the Loan Agreement, or earlier termination of the Loan Agreement pursuant to the terms thereof, on the dates and in the manner set forth in the Loan Agreement, with the entire unpaid balance due and payable on the Term Loan Maturity Date; and

(ii)interest on the principal amount of this Note from time to time outstanding, payable at the applicable interest rate and set forth in the Loan Agreement on the dates and in the manner set forth in the Loan Agreement.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the applicable Default Rate to the extent provided by the Loan Agreement.  In no event, however, shall interest hereunder exceed the maximum interest rate permitted by law.

This Note is the Term Loan B Note referred to in the Loan Agreement and is secured, inter alia, by the liens granted pursuant to the Loan Agreement and the other Loan Documents, is entitled to the benefits of the Loan Agreement and the other Loan Documents, and is subject to all of the agreements, terms and conditions therein contained.

Payments received by Lender shall be applied against principal and interest as provided for in the Loan Agreement.  This Note may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Loan Agreement.

If an Event of Default under Section 12.1(f) of the Loan Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.  If any other Event of Default shall occur under the Loan Agreement or any of the other Loan Documents which is not cured within any applicable grace period, then this Note may, as provided in the Loan Agreement, be declared to be immediately due and payable, without notice, together with attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

To the fullest extent permitted by applicable law, Borrower waives:  (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of the Obligations, the Loan Agreement, this Note or any other Loan Documents; (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws.

Borrower acknowledges that this Note is executed as part of a commercial transaction and that the proceeds of this Note will not be used for any personal or consumer purpose.

Borrower agrees to pay to Agent all fees and expenses described in the Loan Agreement and the other Loan Documents.

XCEL BRANDS, INC.
	By:	/s/ Robert W. D’Loren
	Name:	Robert W. D’Loren
	Title:	Chairman and Chief Executive Officer

[Signature Page to Term Loan B Note]